Buffalo Wild Wings’ Three New Independent Directors Mail Letter to Shareholders

Letter Highlights Strength of Board and Steps to Enhance Value

Urges Shareholders to Vote “FOR” Each of Buffalo Wild Wings’ Highly-Qualified Director Nominees on the YELLOW Proxy Card

MINNEAPOLIS—MAY 2, 2017— Buffalo Wild Wings, Inc. (NASDAQ:BWLD) today mailed a letter from its three new independent directors to shareholders in connection with the company’s upcoming 2017 Annual Meeting of Shareholders (“Annual Meeting”) to be held on June 2, 2017. The Buffalo Wild Wings Board of Directors unanimously recommends that shareholders vote the YELLOW proxy card “FOR” the election of all nine of the Board’s experienced and highly-qualified director nominees: Cynthia L. Davis, Andre J. Fernandez, Janice L. Fields, Harry A. Lawton, J. Oliver Maggard, Jerry R. Rose, Sam B. Rovit, Harmit J. Singh and Sally J. Smith.

All materials regarding the Board’s recommendation can be found at ir.buffalowildwings.com. The full text of the letter follows:

VOTE THE ENCLOSED YELLOW PROXY CARD TODAY
“FOR” ALL OF BUFFALO WILD WINGS’ HIGHLY-QUALIFIED DIRECTOR NOMINEES

May 2, 2017

Dear Fellow Shareholder:

We are writing as members of the Buffalo Wild Wings Board of Directors to share our views of Buffalo Wild Wings and to reiterate the full Board of Directors’ unanimous recommendation for how you should vote at the upcoming 2017 Annual Meeting of Shareholders, to be held on June 2, 2017.

We are the three newest independent directors on the Board of Buffalo Wild Wings.

Over our careers, we have all served in senior managerial positions at some of the world’s most respected multinational public corporations. Currently, Andre is the President and Chief Executive Officer of CBS Radio, Hal is the Senior Vice President for North America for eBay and Harmit is the Executive Vice President and CFO of Levi Strauss & Co.

BUFFALO WILD WINGS HAS THE RIGHT BOARD SLATE

We joined the Board in October 2016 as part of a proactive Board refreshment program and a renewed focus on improving the business amid stiff industry headwinds. Since then, we have been enormously impressed with the dedication and efforts of our fellow directors and the leadership. Over the last six months, we have also worked as a Board with management to refine the future vision to adapt to the changing industry landscape. We are proud to be on a well-balanced Board of Directors with deep expertise in restaurants, food service, franchising, retail operations and capital allocation.

Buffalo Wild Wings has been extremely successful over its life as a public company, generating annualized returns of approximately 24% for shareholders and outperforming its casual dining peers on important metrics, including customer traffic, sales growth and margins, amid changing market conditions and shifting demographics and consumer preferences. Nevertheless, we recognize that Buffalo Wild Wings has work to do, too.

You have our commitment that we will continue to strive for best-in-class shareholder returns and address the challenges of the current operating environment head-on with bold, decisive actions and a sense of urgency. This commitment is shared by the full Board and the leadership team.

We are confident that the Board and our two new nominees, Janice Fields and Sam Rovit – both of whom bring decades of experience in restaurants and food service – have the right mix of fresh perspective and knowledge of the business to ensure Buffalo Wild Wings is on the best path to create sustainable value for shareholders. Our recommended Board candidates include a mix of tenures: four directors (including our CEO) have served for more than one year and five directors (including the three of us) will have served for less than one year, if we are elected.

Among the directors with longer service are Jerry Rose, our new Board Chairman; Cindy Davis, who is Chair of our Compensation Committee; and Ollie Maggard. All three individuals bring unique and critical perspectives to our Board with respect to restaurant operations, retail and consumer marketing and capital structure and capital markets. Since we joined the Board last year, we have been impressed with the valuable contributions of these directors and believe that their institutional knowledge and expertise is critical for Buffalo Wild Wings’ future success.

As you undoubtedly know by now, one of our shareholders, Marcato Capital Management, L.P. (“Marcato”), believes you should vote to remove these directors – that is, every one of the independent directors who has served on the Buffalo Wild Wings Board for more than one year. And Marcato believes our successful CEO, Sally Smith, should also be replaced. If Marcato had its way, there would be no one in the Board room after the Annual Meeting who has more than nine months of history with Buffalo Wild Wings.

With long-term operational and financial performance better than or equal to nearly all of our peers and a track record of creating sustainable value for shareholders, we simply do not understand this point of view. In short, as the newest members of the Buffalo Wild Wings Board, we believe Marcato’s attempt is ill-founded and would leave our Board without essential institutional knowledge.

BUFFALO WILD WINGS’ BOARD AND MANAGEMENT TEAM ARE MAKING IMPORTANT CHANGES TO INCREASE LONG-TERM SHAREHOLDER RETURNS

The company has already undertaken significant changes in the last year. And, while there is still work to be done, as new directors, we are impressed by the scale and scope of these efforts to drive further operational, strategic and managerial performance. For example:

•	The management team has changed. We have a new Chief Financial Officer and a new Chief Information Officer. Our President of North America recently announced her retirement.

•

New operational and organizational initiatives will drive improved margins. We have removed two layers of field management and have identified numerous opportunities in our restaurant operations for improved performance. We have engaged a national consulting firm to assist us in identifying cost savings opportunities within our restaurants and at our home office. As a result, we expect to achieve $40 to $50 million in annualized cost savings by year-end 2018 and restaurant-level operating margins of 20%.

•
We are improving and modifying our operating strategy. In light of the current operating environment, we have dramatically slowed the pace of opening new domestic, full-sized restaurants and have accelerated other strategic initiatives, such as international growth, takeout and delivery operations and the testing of small-footprint stores as part of a market penetration strategy.

•
Our capital structure has improved and we are putting our balance sheet to work to return capital to shareholders. We announced an expanded share repurchase program and have repurchased approximately $470 million worth of our shares through March 26, 2017. We will continue to buy our own stock and return capital to shareholders as we are confident in the successful execution of our long-term growth plans.

•	Adjusting our ownership mix. We are in the process of selling approximately 13% of our owned restaurant units in order to optimize our ownership base and operating performance.

•
Our Board’s composition and structure has changed and we have improved corporate governance. We announced that four longer-serving directors have retired or will retire as of the 2017 Annual Meeting, and we have recruited five new directors for election, including the three of us. We also changed the Board Chairman and the Chairs of each of our Board committees.

The company is working hard for shareholders in addressing changing market conditions and consumer preferences. The efforts are broad-based and comprehensive, and we can assure you that our slate of directors is the team that will drive success and value.

CHANGING BOARD MEMBERS OR STRATEGY NOW IS RISKY AND UNNECESSARY

With substantial work underway, we do not believe now is the time to further shift the Board’s composition – emptying the Board room of all institutional knowledge – or radically modify the company’s mandate or strategy, as Marcato would have you do. We do not believe Marcato’s suggestions – its Board candidates (other than Sam Rovit), operations or strategy – would be effective in creating shareholder value at Buffalo Wild Wings.

We do not believe, for example, that swapping out our longer-serving directors for Marcato’s nominees would be value enhancing for shareholders – they do not bring any skills or experience that we do not currently possess. We do not believe that technology choices should be made based on what other restaurant operators – nearly all of whom we have outperformed – decide to do. And, we do not believe that we should shift our ownership model radically, as doing so would create substantial risk for the enterprise with no offsetting expected value creation.

PROTECT THE VALUE OF YOUR INVESTMENT –
VOTE THE ENCLOSED YELLOW PROXY CARD TODAY

We believe Buffalo Wild Wings is on the right track to continue outperforming the industry and create significant additional shareholder value. We are committed to working with the Board and management team as we continue to build upon our competitive advantages and further differentiate ourselves in a changing industry landscape.

Accordingly, we strongly encourage you to vote the enclosed YELLOW proxy card “FOR” each of Buffalo Wild Wings’ nine nominees: Cynthia L. Davis, Andre J. Fernandez, Janice L. Fields, Harry A. Lawton, J. Oliver Maggard, Jerry R. Rose, Sam B. Rovit, Harmit J. Singh and Sally J. Smith. You can vote today by telephone, by Internet or by signing and dating the enclosed YELLOW proxy card and returning it in the postage-paid envelope provided. No matter how few shares you own, it is important that all shareholders have their voices heard in this critically important decision regarding your investment. We further encourage you to discard any proxy materials sent to you by Marcato.

We thank you for your continued support.

Sincerely,

Andre J. Fernandez /s/ Andre J. Fernandez Independent Director	Harry A. Lawton III /s/ Harry A. Lawton III Independent Director	Harmit J. Singh /s/ Harmit J. Singh Independent Director

If you have any questions or require any assistance with voting your shares, please contact the company’s proxy solicitor listed below:

105 Madison Avenue
New York, New York 10016
Call Collect: (212) 929-5500
or
Toll-Free (800) 322-2885
Email: proxy@mackenziepartners.com

Lazard Ltd is serving as financial advisor and Faegre Baker Daniels is serving as legal advisor to the company.

About the Company

Buffalo Wild Wings, Inc., founded in 1982 and headquartered in Minneapolis, is a growing owner, operator and franchisor of Buffalo Wild Wings(R) restaurants featuring a variety of boldly-flavored, made-to-order menu items including its namesake Buffalo, New York-style chicken wings. The Buffalo Wild Wings menu specializes in 21 mouth-watering signature sauces and seasonings with flavor sensations ranging from Sweet BBQ(TM) to Blazin'(R). Guests enjoy a welcoming neighborhood atmosphere that includes an extensive multi-media system for watching their favorite sporting events. Buffalo Wild Wings is the recipient of hundreds of "Best Wings" and "Best Sports Bar" awards from across the country. There are currently more than 1,220 Buffalo Wild Wings locations around the world.

To stay up-to-date on all the latest events and offers for sports fans and wing lovers, like Buffalo Wild Wings on Facebook, follow @BWWings on Twitter and visit www.BuffaloWildWings.com.

Cautionary Statement Regarding Certain Information

This communication contains “forward-looking statements” within the meaning of the federal securities laws. Such statements include statements concerning anticipated future events and expectations that are not historical facts. All statements other than statements of historical fact are statement that could be deemed forward-looking statements. Actual results may vary materially from those expressed or implied by forward-looking statements based on a number of factors, including the factors described under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 25, 2016, as updated or supplemented by subsequent reports we file with the SEC. We do not assume any obligation to publicly update any forward-looking statement after they are made, whether as a result of new information, future events or otherwise.

Important Information

Buffalo Wild Wings, Inc., its directors and certain of its executive officers and employees are participants in the solicitation of proxies from Buffalo Wild Wings shareholders in connection with its 2017 annual meeting of shareholders to be held on June 2, 2017. Information concerning the identity and interests of these persons is available in the definitive proxy statement Buffalo Wild Wings filed with the SEC on April 21, 2017.

Buffalo Wild Wings has filed a definitive proxy statement in connection with its 2017 annual meeting. The definitive proxy statement, any amendments thereto and any other relevant documents, and other materials filed with the SEC concerning Buffalo Wild Wings are (or will be, when filed) available free of charge at http://www.sec.gov and http://ir.buffalowildwings.com. Shareholders should read carefully the definitive proxy statement and any other relevant documents that Buffalo Wild Wings files with the SEC when they become available before making any voting decision because they contain important information.

Contacts

Buffalo Wild Wings, Inc.
Investor Relations Contact:
Heather Pribyl, 952-540-2095

Additional Investor Contact

MacKenzie Partners, Inc.
Bob Marese/Paul Schulman
212-929-5500

Media

Joele Frank, Wilkinson Brimmer Katcher
Meaghan Repko / Nick Lamplough
212-355-4449